The National Security Group, Inc. 661 East Davis Street Post Office Box 703 Elba, Alabama 36323	EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Additional Information: Contact Brian R. McLeod, Chief Financial Officer at (334) 897-2273 Ext. 241.

Elba, Alabama (November 14, 2003)…Results for the three months and nine months ended September 30, 2003 and 2002, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Premium Income	$12,397,000	$ 8,281,000	$34,349,000	$23,587,000
Investment Income	1,069,000	1,172,000	3,311,000	3,384,000
Realized Investment Gains	54,000	(313,000)	715,000	365,000
Other Income	376,000	282,000	1,042,000	802,000

Total Revenues	$13,896,000	$ 9,422,000	$39,417,000	$28,138,000

Net Income	$ 912,000	$ 174,000	$ 3,008,000	$ 616,000

Net Income Per Share	$ 0.37	$ 0.07	$ 1.22	$ 0.25

The National Security Group, Inc., through its property & casualty and life insurance subsidiaries, offer property, casualty, life, accident and health insurance in twelve states.

NASDAQ Symbol: NSEC

Contact: Brian R. McLeod, Treasurer and Chief Financial Officer
The National Security Group, Inc.
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323
(334) 897-2273, ext. 241